UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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PETROQUEST ENERGY, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION

PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2010

Dear Stockholders:
     We cordially invite you to attend our 2010 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 12, 2010 at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508. At the meeting we will:
     1. Elect the Board of Directors;
     2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
     3. Transact any other business as may properly come before the meeting.
     Stockholders who owned our common stock at the close of business on Friday, March 19, 2010 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.
     Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.
     We look forward to seeing you at the meeting.
By order of the Board of Directors,
/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary
Lafayette, Louisiana
March 31, 2010

PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
     Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Stockholders to be held on Wednesday, May 12, 2010 at 9:00 a.m. (Lafayette time) at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
     PetroQuest will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of PetroQuest, without additional compensation, personally or by telephone.
QUESTIONS AND ANSWERS
Q:	Who can vote at the meeting?

A:	The Board set March 19, 2010 as the record date for the meeting. You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, March 19, 2010. On that date, there were 63,153,298 shares outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	Two proposals are scheduled to be voted upon at the meeting:
•	The election of directors; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:	No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:
•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:	For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or by telephone or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board of Directors on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors. Beginning this year, your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on the election of the directors promptly. See “Vote Required” following each proposal for further information.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	Can I revoke or change my proxy?

A:	Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote “FOR” each of the nominees to our Board of Directors and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. PetroQuest’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. Under Delaware law, a broker non-vote or an abstention is not considered to be a vote cast for any proposal and will not have any impact on the outcome of such proposal. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:	What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The six nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 — Ratification of appointment of independent registered public accounting firm.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.
Q:	What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:	Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the Securities and Exchange Commission within four business days of the meeting.

Proposal 1
ELECTION OF DIRECTORS
     At the meeting, six directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE, recommended the six directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.
Nominees
     Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Charles T. Goodson	54	Chairman of the Board, Chief Executive Officer, President and Director	1998
William W. Rucks, IV (1)(2)(3)	52	Director	1999
E. Wayne Nordberg (1)(2)(3)	71	Director	2000
Michael L. Finch (1)(2)(3)	54	Director	2003
W. J. Gordon, III (1)(2)(3)	61	Director	2004
Charles F. Mitchell, II, M.D. (1)(2)(3)	61	Director	2005

(1)	Member, Audit Committee of our Board of Directors.

(2)	Member, Compensation Committee of our Board of Directors.

(3)	Member, Nominating and Corporate Governance Committee of our Board of Directors.
     Charles T. Goodson has served as our Chairman of the Board since May 2000, and has served as our Chief Executive Officer and as a member of our Board of Directors since September 1998. He has also served as our President since July 2004, and previously served in that position from September 1998 to May 2000. From 1995 to 1998, Mr. Goodson was President of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as President and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us. From 1980 to 1985, he worked for Callon Petroleum Company, first as a Landman, then District Land Manager and then Regional Land Manager. He began his career in 1978 as a Landman for Mobil Oil Corporation. As a result of these and other professional experiences, and his longevity with the company, Mr. Goodson possesses broad and particular knowledge of all aspects of the oil and natural gas production industry and extensive leadership experience as our Chairman, Chief Executive Officer and President.
     William W. Rucks, IV has served as a member of our Board of Directors since October 1999. Mr. Rucks has been a private venture capitalist-investor since September 1996. He has served as a director of OMNI Energy Services, Inc., a public oil and gas company, from 1997 to October 2001, and also served as Chairman of the Board from February 2001 to October 2001. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.), a public oil and gas exploration and development company, from July 1995 until September 1996 and as its President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Mr. Rucks earned a Bachelor of Science in Business Administration from Louisiana State University in 1979. As a result of these and other professional experiences, including his prior service within management and as a member of the boards of directors of other public companies within our industry, Mr. Rucks possesses broad knowledge of all aspects of the oil and natural gas production industry and is able to share his insights as to best practices from those experiences.

     E. Wayne Nordberg has served as a member of our Board of Directors since April 2000. He is currently Chairman of Hollow Brook Associates LLC, an SEC registered investment advisor managing or advising investment assets of $1.2 billion. From January 2003 to November 2007, he served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc. KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals. From 1988 to 1998, he served in various capacities for Lord, Abbet & Co., a mutual fund company, including partner and director of their family of funds. Mr. Nordberg is a director of Annaly Capital Management, Inc., and a member of the Financial Analysts Federation and The New York Society of Security Analysts. He received a Bachelor of Arts in Economics from Lafayette College, Easton, Pennsylvania, where he is a Trustee Emeritus. Mr. Nordberg is particularly familiar with the financial measures used to analyze business performance within the oil and natural gas production industry, and with the capital markets. As a director of the company since 2000, Mr. Nordberg possesses a depth of knowledge concerning our company and its operations in particular and our industry in general.
     Michael L. Finch has served as a member of our Board of Directors since November 2003. Mr. Finch served as Chief Financial Officer and a member of the Board of Directors of Stone Energy Corporation from 1993 until his retirement in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by an international public accounting firm in New Orleans, Louisiana. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978, and received a Bachelor of Science in Accounting from the University of South Alabama in 1976. Mr. Finch has extensive financial and operating experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him to serve as our Audit Committee financial expert and Chairman.
     W. J. Gordon, III has served as a member of our Board of Directors since January 2004. Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco Middle East subsidiary), President and Managing Director of Conoco Norway, Inc. and Regional Production Manager for Conoco’s Gulf of Mexico and Gulf Coast Region. Currently, he is Vice President of Strategy for the Franciscan Missionaries of Our Lady Health System and serves on the Board of Directors of the Heart Hospital of Lafayette. He serves on the Advisory Board of IberiaBank Corporation, on the board of St. Thomas More High School Foundation and as a Trustee and a member of the Executive Committee of the University of Louisiana at Lafayette Foundation. He is also a founding board member of the Community Foundation of Acadiana. Mr. Gordon served as Captain in the U.S. Army Field Artillery and received a Bachelor of Science in Physics and Military Science Degree from Southern University in Baton Rouge, Louisiana in 1970. Mr. Gordon’s vast experience and extensive knowledge of our industry, having served in management domestically and internationally with a major oil and natural gas company, together with his strategic management and leadership experience in another industry, strengthens the board’s collective qualifications, skills and experience.
     Charles F. Mitchell, II, M.D. has served as a member of our Board of Directors since March 2005. Dr. Mitchell is a surgeon and has been senior partner of ENT Medical Center in Baton Rouge, Louisiana since 1985. Previously, he held Board positions with Flores & Rucks, Inc., Ocean Energy, Inc. and Devon Energy Corporation from 1995 to 2005. He also currently serves on the Board of the Mendez Foundation in Tampa, Florida, and is a manager/director of numerous private investments. Having served on the boards of directors of other public oil and natural gas production companies for several years, which included compensation committee service, Dr. Mitchell brings a depth of knowledge and experience to our board of directors that qualifies him to serve as our Compensation Committee Chairman.
Director Independence
     The listing standards of the NYSE require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.
     Based on these standards, our Board of Directors has affirmatively determined that Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV are independent. Messrs. Finch and Gordon, and Dr. Mitchell have no relationship with us, except as directors and stockholders. In determining the independence of Mr. Nordberg and Mr. Rucks, the Board considered each of Mr. Nordberg’s and

Mr. Rucks’ relationship with us as a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information — Certain Relationships and Related Transactions — Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.
Board Leadership Structure and Role in Risk Oversight
     Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and the director most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside PetroQuest and the oil and gas industry, while the Chief Executive Officer brings PetroQuest-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow and communication between senior management and the Board of Directors, which are both essential to effective governance.
     One of the key responsibilities of the Board of Directors is to develop a strategic direction for PetroQuest and to hold management accountable for the execution of our strategy once it is developed. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
     As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the Company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations as well as our Code of Business Conduct and Ethics. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.
Lead Director
     Our Board of Directors has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which our management director and members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In February 2006, William W. Rucks, IV was designated by the Board to serve in this position.
Communicating with our Board of Directors
     Stockholders and other parties interested in communicating directly with our non-management members of our Board of Directors may do so by writing to: Corporate Secretary, PetroQuest Energy, Inc., 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The Board has approved a process for handling letters received by PetroQuest and addressed to non-management members of the Board. Under that process, our Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board and request copies of any such correspondence. Concerns relating to business ethics, accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
     Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders, we encourage directors to attend and historically they have done so. For example, all of the directors attended the 2009 Annual Meeting.

Board and Committee Activity, Structure and Compensation
     Our Board of Directors is governed by PetroQuest’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the standing committees of the Board and the laws of the State of Delaware. The Corporate Governance Guidelines and committee charters are available in the “Investors — Corporate Governance” section of our website at www.petroquest.com, and are available in print to any stockholder who requests them. In addition to the above governing documents, the company’s Code of Business Conduct and Ethics that applies to all of our employees, as well as each member of the Board, can also be found in the “Investors — Corporate Governance” section of our website at www.petroquest.com, and is available in print to any stockholder who requests it. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer or chief financial officer) at this location on our website.
     During 2009, our Board of Directors held nine meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below.
     Audit Committee. The current members of the Audit Committee are Michael L. Finch (Chairman), W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met five times during 2009. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC, and that Michael L. Finch is an audit committee financial expert under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
     Compensation Committee. The current members of the Compensation Committee are Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D. (Chairman), E. Wayne Nordberg and William W. Rucks, IV, and the committee met five times during 2009. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE. The committee operates under a written charter adopted by the Board. The committee is responsible for establishing PetroQuest’s compensation policies and monitoring the implementation of PetroQuest’s compensation system for its executives. The committee may delegate any of its responsibilities to subcommittees as the committee deems appropriate, provided the subcommittees are composed entirely of independent directors. The committee’s processes and procedures for determining executive compensation are described below under “Other Information — Compensation Discussion and Analysis.”
     Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael L. Finch, W. J. Gordon, III (Chairman), Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met two times during 2009. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE. The committee operates under a written charter adopted by the Board. The committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to PetroQuest. Although not part of any formal policy, our goal is a balanced and diverse board of directors, with members whose skills, backgrounds and experiences are complimentary and, together, cover the spectrum of areas that impact our business. Attributes such as character, integrity, judgment, experience, professional achievements and financial and business acumen are cited in our Corporate Governance Guidelines as among the principal qualifications of an effective director.
     Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter.

     Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our Annual Meeting of Stockholders. Historically, we have not had a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Board or the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in this proxy statement, and therefore we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.
     In addition to stockholder nominations, the Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership, and objectivity, all in the context of the perceived needs of the Board at that point in time. Our Board of Directors believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.
     Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Deadline for Receipt of Stockholder Proposals” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on PetroQuest’s books, of such stockholder and (ii) the class and number of shares of PetroQuest that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of PetroQuest that are beneficially owned by such person.
     Compensation of Directors. Our one employee director is not separately compensated for his service as a director. In 2009, each of our non-employee directors received an annual retainer fee of $42,500. The Chairman of the Audit Committee received an additional annual cash retainer of $15,000 and the Chairman of the Compensation Committee received an additional annual cash retainer of $10,000. Each non-employee director also received an attendance fee of $1,000 for each meeting of the Board of Directors or committee attended. In May 2009, Messrs. Finch, Gordon, Nordberg and Rucks, and Dr. Mitchell each received stock options to purchase 5,000 shares of our common stock at an exercise price of $4.88 per share, the fair market value of one share of our common stock on the date of grant. These stock options have a term of ten years and vest over a three year period with one third of the shares vesting on each of the first, second and third anniversaries of the grant date. The members of our Board of Directors are entitled to reimbursement of their expenses incurred in connection with the attendance at Board and committee meetings in accordance with company policy.

     The following table summarizes the annual compensation for our non-employee directors during 2009.
Director Compensation
for Fiscal Year-End December 31, 2009

	Fees Earned or Paid
	in Cash	Option Awards	Total
Name	($)	($) (1)(2)	($)
Michael L. Finch	70,500	15,485	85,985
W. J. Gordon, III	54,500	15,485	69,985
Charles F. Mitchell, II, M.D.	65,500	15,485	80,985
E. Wayne Nordberg	53,500	15,485	68,985
William W. Rucks, IV	55,500	15,485	70,985

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of awards pursuant to our 1998 Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 5 — Share Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(2)	Each of the directors was granted 5,000 stock options in 2009 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $3.26 per share. As of December 31, 2009, Messrs. Finch, Gordon, Nordberg and Rucks, and Dr. Mitchell had a total of 125,000, 135,000, 215,000, 175,000 and 115,000 stock options outstanding, respectively.
Vote Required
     The six nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.
Board Recommendation
     Our Board of Directors recommends a vote “FOR” all six nominees to the Board.

Proposal 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
     The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2010. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002. We are asking the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young was appointed by the Audit Committee in accordance with its charter.
     In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in PetroQuest’s and our stockholders’ best interests.
     The Audit Committee has approved all services provided by Ernst & Young. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.
Audit and Non-Audit Fees
     The following table sets forth the fees incurred by us in fiscal years 2008 and 2009 for services performed by Ernst & Young LLP:

	2008	2009
Audit Fees(1)	$335,404	$385,837
Audit Related Fees(2)	—	—
Tax Fees(3)	$61,593	$33,450
All Other Fees(4)	—	—

Total Fees	$396,997	$419,287

(1)	Audit fees are fees paid to Ernst & Young LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. In 2008, audit fees included $8,000 related to services provided in connection with the filing of a registration statement on Form S-8 and $22,904 related to reimbursement of out-of-pocket expenses. In 2009, audit fees included $22,000 related to services provided in connection with the filing of a registration statement on Form S-3, $49,000 related to services provided in connection with the public offering of shares of our common stock and $31,000 related to reimbursement of out-of-pocket expenses.

(2)	Audit related fees are fees paid to Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)	Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)	No other fees for professional services were paid to Ernst & Young LLP with respect to the fiscal years ended December 31, 2008 and 2009.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm
     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.
Audit Committee Report
     The Audit Committee assists our Board of Directors in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
     Management is responsible for the preparation, presentation, and integrity of PetroQuest’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of PetroQuest’s system of internal control over financial reporting. PetroQuest’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and on the effectiveness of PetroQuest’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of PetroQuest’s independent auditor. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.
     The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of PetroQuest’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of PetroQuest’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3600T.
     Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Ernst & Young’s independence, the committee considered the non-audit services provided to PetroQuest by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

     The committee has reviewed and discussed PetroQuest’s audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and Ernst & Young. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that PetroQuest’s audited consolidated financial statements be included in PetroQuest’s Annual Report on Form 10-K as filed with the SEC.
AUDIT COMMITTEE
Michael L. Finch, Chairman
W. J. Gordon, III
Charles F. Mitchell, II, M.D.
E. Wayne Nordberg
William W. Rucks, IV
Vote Required
     The approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions and broker non-votes will have the same practical effect as votes against this proposal. Because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Ernst & Young LLP, you may vote “FOR” or “AGAINST” or abstain from voting.
Board Recommendation
     The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

OTHER INFORMATION
Principal Stockholders
     The following table presents certain information as of March 19, 2010, as to:
•	each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	each director,

•	each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner(2)	Number	Percent of Class
Charles T. Goodson (3)	4,133,462	6.5%
BlackRock Inc. (4)	4,087,688	6.5%
William W. Rucks, IV (5)	1,442,216	2.3%
E. Wayne Nordberg (6)	774,860	1.2%
Daniel G. Fournerat (7)	630,852	*
Stephen H. Green (8)	473,433	*
Mark K. Stover (9)	455,184	*
Charles F. Mitchell, II, M.D. (10)	372,886	*
W. Todd Zehnder (11)	288,095	*
Michael L. Finch (12)	262,216	*
J. Bond Clement (13)	190,343	*
W. J. Gordon, III (14)	152,500	*
All directors and executive officers as a group (13 persons) (15)	9,976,857	15.3%

*	Less than 1%

(1)	Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the SEC on behalf of such persons.

(2)	Unless otherwise indicated, the address of all beneficial owners of more than five percent of our shares of common stock set forth above is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

(3)	Includes (i) 3,914,447 shares of common stock directly held by Mr. Goodson and (ii) 219,015 shares of common stock issuable on the exercise of vested options. As of March 19, 2010, Mr. Goodson had pledged 616,343 shares of common stock to an investment firm as security for a margin account.

(4)	Based on a Schedule 13G filed on January 29, 2010 by Blackrock Inc. (“Blackrock”). The address for Blackrock is 40 East 52nd Street, New York, New York 10022. On December 1, 2009, Blackrock completed its acquisition of Barclays Global Investors from Barclays Banks PLC. As a result, substantially all of the Barclays Global Investors entities are now included as subsidiaries of Blackrock for purposes of Schedule 13G filings. Blackrock has sole power to vote or to direct the vote of 4,087,688 shares and sole power to dispose or to direct the disposition of 4,087,688 shares.

(5)	Includes (i) 1,260,000 shares of common stock directly held by Mr. Rucks, (ii) 165,000 shares of common stock issuable on the exercise of vested options and (iii) 17,216 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(6)	Includes (i) 250,000 shares of common stock directly held by Mr. Nordberg, (ii) 4,950 shares directly held by Hollow Brook Associates, LLC Defined Benefit Plan, (iii) 129,950 shares directly held by E. Wayne Nordberg CGM IRA Custodian, (iv) 90,060 shares of common stock directly and indirectly held by Mr. Nordberg’s wife, (v) 64,950 shares of common stock directly held by the Olivia S. Nordberg Trust, (vi) 79,950 shares of common stock directly held by the Anna and Samuel Nordberg Trust and (vii) 155,000 shares of common stock issuable on the exercise of vested options.

(7)	Includes (i) 315,928 shares of common stock directly held by Mr. Fournerat and (ii) 314,924 shares of common stock issuable on the exercise of vested options.

(8)	Includes (i) 401,179 shares of common stock directly held by Mr. Green, (ii) 2,995 shares of common stock directly held by Mr. Green’s daughter and (iii) 69,259 shares of common stock issuable on the exercise of vested options.

(9)	Includes (i) 261,788 shares of common stock directly held by Mr. Stover and (ii) 193,396 shares of common stock issuable on the exercise of vested options.

(10)	Includes (i) 261,000 shares of common stock directly held by Dr. Mitchell, (ii) 105,000 shares of common stock issuable on the exercise of vested options and (iii) 6,886 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(11)	Includes (i) 194,018 shares of common stock directly held by Mr. Zehnder and (ii) 94,077 shares of common stock issuable on the exercise of vested options.

(12)	Includes (i) 130,000 shares of common stock directly held by Mr. Finch, (ii) 115,000 shares of common stock issuable on the exercise of vested options and (iii) 17,216 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(13)	Includes (i) 158,211 shares of common stock directly held by Mr. Clement and (ii) 32,132 shares of common stock issuable upon the exercise of vested options.

(14)	Includes (i) 27,500 shares of common stock directly held by Mr. Gordon and (ii) 125,000 shares of common stock issuable on the exercise of vested options.

(15)	Includes (i) 1,971,130 shares of common stock issuable on the exercise of vested options and (ii) 41,318 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

Executive Officers
     Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Mr. Goodson, who is also a member of the Board, follows the table:

Name	Age	Position
Charles T. Goodson	54	Chairman of the Board, Chief Executive Officer, President and Director
W. Todd Zehnder	34	Chief Operating Officer
J. Bond Clement	38	Executive Vice President, Chief Financial Officer and Treasurer
Arthur M. Mixon, III	51	Executive Vice President — Operations and Production
Daniel G. Fournerat	56	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
Mark K. Stover	48	Executive Vice President — Exploration and Development
Stephen H. Green	54	Senior Vice President — Exploration
Dalton F. Smith, III	48	Senior Vice President — Business Development
     W. Todd Zehnder has served as our Chief Operating Officer since October 2009. He has also served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2008 to October 2009, as our Controller from February 2001 to October 2004, as our Marketing Manager from June 2003 to June 2005, as our Director of Corporate Communications from October 2004 to June 2005, as our Vice President of Corporate Communications from June 2005 to May 2007, as our Vice President of Oil & Gas Marketing from June 2005 to March 2008 and as our Vice President of Corporate Development from May 2007 to March 2008. Prior to joining us in February 2001, Mr. Zehnder served the oil and gas industry for five years with KPMG LLP, where he attained the level of Manager. He earned a Bachelor of Science Degree from Louisiana State University in 1996 and is a member of Independent Petroleum Association of America, the Louisiana Oil & Gas Association, and the American Institute of Certified Public Accountants.
     J. Bond Clement has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2009. He has also served as our Senior Vice President and Chief Accounting Officer from March 2008 to October 2009, as our Controller from October 2004 until March 2008, as a Vice President from May 2006 to August 2007 and as our Vice President of Finance from August 2007 to March 2008. Prior to joining us in October 2004, Mr. Clement served in a variety of finance and accounting related management positions at Stone Energy Corporation from 1997 to 2004, including most recently as Controller, and at Freeport-McMoRan Inc. from 1996 to 1997. From 1993 to 1996, Mr. Clement worked at Arthur Andersen LLP primarily serving energy related clients. Mr. Clement earned a Bachelor of Science Degree in Accounting, Cum Laude, from Louisiana State University in 1993 and is a Certified Public Accountant.
     Arthur M. Mixon, III has served as our Executive Vice President — Operations and Production since October 2009. He also served as our Executive Vice President — Exploration and Production from May 2006 to October 2009 and as our Senior Vice President-Operations from January 2001 to May 2006. From 1981 to 2001, Mr. Mixon accumulated twenty years of experience with BP Amoco PLC, a public petroleum and petrochemical company, in a variety of engineering, supervisory and management positions in the United States, Trinidad and Tobago, and Venezuela. He most recently served as Drilling and Completions Manager-Deepwater Production Business Unit for BP Amoco PLC in Houston, Texas. Mr. Mixon is a Registered Professional Engineer and a member of the Society of Petroleum Engineers, and was 1999 Chairman of the Latin America Drilling Safety Initiative. Mr. Mixon received a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1980.
     Daniel G. Fournerat has served as our Executive Vice President and Chief Administrative Officer since May 2006, as our General Counsel since April 2001 and as our Secretary since May 2001. He also served as a member of our Board of Directors from September 1998 to October 2001 and as our Senior Vice President from April 2001 to May 2006. Mr. Fournerat served as our outside counsel from September 1998 to April 2001. He is an attorney-at-law who practiced oil and gas law with the Onebane Law Firm, a Lafayette, Louisiana law firm, from 1977 to April 2001. Mr. Fournerat earned a Bachelor of Science Degree in Accounting from McNeese State University in 1974 and a Juris Doctorate Degree from Louisiana State University in 1976.

     Mark K. Stover has served as our Executive Vice President — Exploration and Development since October 2009. He also served as our Executive Vice President — Corporate Development from June 2007 to October 2009, Senior Vice President — Business Development from May 2006 to June 2007, Vice President — Exploration from June 2005 to May 2006 and as our Exploration Manager from December 2002 to June 2005. Prior to joining us, Mr. Stover worked as a consultant from July 2002 to December 2002, as Exploration Manager for Endeavor Exploration from August 2001 to July 2002 and as a lead geophysicist for Newfield Exploration from 1994 to 2001. Mr. Stover is a Texas Licensed Professional Geoscientist and a current active member of AAPG, SEG and PAPG associations. Mr. Stover earned a Bachelor of Science in Geology from Waynesburg College in 1984 and a Masters of Science in Geophysics from Wright State University in 1986.
     Stephen H. Green has served as our Senior Vice President — Exploration since December 2001. From September 1999 to December 2001, he served first as our Business Development Manager and then as Vice President-Exploration. Mr. Green served as Vice President of Exploration for Ocean Energy, Inc., a public oil and gas development company, from September 1995 to April 1999. Mr. Green earned a Bachelor of Science in Geology from the University of South Alabama in 1978 and a Masters of Science Degree in Geology from the University of Louisiana Lafayette in 1980.
     Dalton F. Smith, III has served as our Senior Vice President — Business Development since March 2008. He also served as our Senior Vice President — Land & Acquisitions from May 2006 to March 2008, our Senior Vice President — Business Development & Land from September 2001 to May 2006 and as our Vice President — Business Development & Land from March 2001 to September 2001. From March 1998 to September 1999, Mr. Smith first served as Land Manager — Gulf of Mexico Shelf for Unocal Corporation, a major independent oil and gas exploration and production company. From September 1999 to March 2001, Mr. Smith’s managerial oversight was expanded to include all of Unocal’s lower 48 onshore land activities in addition to the Gulf of Mexico Shelf. Prior to his employment with Unocal, Mr. Smith served fourteen years with Mobil Oil Corporation. Mr. Smith earned a Bachelor of Science in Petroleum Land Management from the University of Louisiana of Lafayette in 1984 and is a certified professional landman.

Compensation Discussion and Analysis
     Compensation Philosophy and Objectives. Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.
     The primary objectives of our compensation policies and practices for our named executive officers, which consist of our CEO and our CFO, as well as our other three most highly compensated executive officers, for the fiscal year-end December 31, 2009, are to:
•	Attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience through a mix of base salary, annual cash incentives and long-term equity incentives that recognize individual and company performance; and

•	Provide incentives to increase and maximize stockholder value by:
•	Emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders;

•	Structuring short-term compensation contingent upon the achievement of performance measures intended to reward performance year over year that we believe creates stockholder value in the short-term and over the long-term; and

•	Designing each component of executive compensation to be competitive with the compensation practices of oil and gas industry peer companies.
     We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.
     Administration. Our executive compensation program is administered by the Compensation Committee of our Board of Directors in accordance with the committee’s charter and other corporate governance requirements of the SEC and the NYSE.
     The committee has directly engaged and will engage, from time to time, compensation consultants familiar with the oil and gas industry to advise the committee regarding certain compensation issues. The assignments of the consultants are determined by the committee, although management may have input into these assignments.
     The committee determines the total compensation of the CEO and the nature and amount of each element of CEO compensation. The CEO plays a key role in determining executive compensation for the other named executive officers. The CEO attends the meeting of the committee regarding executive compensation and discusses his recommendations with the committee, including his evaluation of the performance of the other named executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.
     PetroQuest’s Compensation Program. Based on and consistent with the philosophy and objectives stated above, PetroQuest’s current executive compensation program and its historical programs and practices consist of the following elements:
•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity incentive awards;

•	Post-employment benefits; and

•	Benefits and perquisites.
     We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for consistent high performance with current and potential financial rewards. We pay base salaries as compensation that is fixed at a level we think sufficient to be competitive in order to attract and retain executive officers who have extensive experience in the oil and gas industry. Actual total compensation and each element of compensation are intended to be fixed within a range that approximates or targets the salaries, annual cash incentives, long-term incentive compensation and total compensation of executive officers within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants, but the committee maintains flexibility to deviate from these practices for individual circumstances. We provide employee benefits such as health, dental and life insurance at no cost to the named executive officers pursuant to plans that are generally available to our employees.
     The amount of additional incentive and reward compensation that the named executive officers are eligible to receive is contingent and may not provide any actual compensation depending upon how well or poorly the business performs, and based on the performance of the individual executive. We think our mix of compensation instills in our executives the importance of achieving our short-term and long-term business goals and objectives and thereby increasing stockholder value.
     We use benchmarking from time to time as a tool for determining the appropriate base salaries, annual cash incentives, long-term equity incentives and other financial benefits that comprise the total compensation for the named executive officers. However, this tool is subject to the committee’s overall determination as to the appropriate level of compensation for each named executive officer considering all the relevant factors and circumstances, including our business climate and environment, and is otherwise consistent with our compensation philosophy and objectives.
     In evaluating the data assimilated from peer companies, the committee takes into account differences in the size of individual peer companies. In January 2008, Cogent Compensation Partners, Inc., the independent compensation consultant engaged by the committee, provided the committee with executive compensation data as part of its comparative process. The committee used the data as a basis to include both smaller and larger companies in a peer group similar to the method used by the investment community in comparing the company to peer companies. In 2008, the peer group included ATP Oil & Gas Corporation, Brigham Exploration Company, Callon Petroleum Company, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., Comstock Resources, Inc., Edge Petroleum Corporation, Energy Partners, Ltd., Goodrich Petroleum Corporation, Parallel Petroleum Corporation, Rosetta Resources, Inc. and The Meridian Resources Group. The committee, in monitoring the peer industry practices, may make modifications to the peer group from time to time due to consolidations within and for new companies entering the oil and gas exploration and production industry, or for other reasons. The committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the company as part of the committee’s competitiveness evaluation. Although the committee did not engage a compensation consultant to provide peer compensation data in 2009, the committee did engage Cogent Compensation Partners to consult with the committee regarding the design of its annual cash bonus plan. Neither the committee nor the company engaged Cogent Compensation Partners or any other compensation consultant to provide services unrelated to executive compensation in 2009.
     Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the committee considers the total compensation payable to a named executive officer and each form of compensation. The committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders.
     The committee determines the size and relative size of each element of compensation based primarily on:
•	the achievement of company performance goals based on our strategic plan and annual business plan;

•	market practices determined from benchmarking data from our peer group; and

•	individual performance.
     The percentage of compensation that is contingent incentive compensation typically increases in relation to an executive’s responsibilities within the company, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. The committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.
     The committee also compares our CEO’s compensation with that of the other named executive officers in order to determine an appropriate level of compensation based on benchmarking data from peer companies and to otherwise confirm that it is appropriate based on all relevant factors and circumstances.

     Additional details regarding each element of our executive compensation program are as follows:
     Base Salaries. Base salaries take into consideration the individual titles, duties, responsibilities, scope of control and accountability for each executive position and the current and anticipated competitive environment of the oil and gas industry in general, and exploration and production companies in particular. Actual salaries are intended to be set within a range that approximates or targets the salaries of executive officers serving in similar positions in companies that are within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants, but the committee maintains flexibility to deviate from these practices for individual circumstances.
     The committee approves all increases in base salary for our named executive officers in advance. The committee reviews salaries of executive officers at periodic intervals and awards increases, as appropriate, generally at twelve- to fifteen-month intervals. In assessing the amount and timing of salary adjustments the committee considers individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative positions within the company.
     Effective October 1, 2009, Mr. Zehnder was promoted to the position of Chief Operating Officer after serving the company as Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Zehnder’s annual salary was adjusted to $375,000 in conjunction with his change of duties and responsibilities. Also, effective October 1, 2009 Mr. Clement’s annual salary was adjusted to $275,000 in conjunction with his appointment to serve as Executive Vice President, Chief Financial Officer and Treasurer. Further, effective October 1, 2009, Mr. Fournerat’s annual salary was increased by 4% due to his performance and Mr. Stover’s annual salary was increased by 5.6% in conjunction with his appointment to serve as Executive Vice President — Exploration and Development.
     Base salaries for all named executive officers for 2007, 2008 and 2009 are shown in the “Salary” column and the footnote thereto of the Summary Compensation Table.
     Annual Cash Incentive Compensation. The named executive officers are each eligible for consideration for annual cash incentive compensation awards under the PetroQuest Energy, Inc. Annual Cash Bonus Plan, as adopted May 16, 2006, as amended. The Annual Cash Bonus Plan links annual cash incentive compensation to achievement of our short-term business objectives and stockholders’ interests as a whole.
     Under the Annual Cash Bonus Plan, the committee establishes objective performance measures and thresholds and goals for each calendar year. In order to assess and evaluate annual company performance, the committee, pursuant to the terms of the Annual Cash Bonus Plan, assigned relative point values to each performance measure totaling 75 points, set minimum and maximum performance thresholds for each of the measures and reserved an additional 25 discretionary points for consideration by the committee. As an example of how each performance measure is evaluated, for the stock price performance measure to be met, the stock price of the company will need to increase at least 10%. If the increase is equal to or greater than 20%, all 10 points are earned under this measure. If the increase is greater than 10% but less than 20%, the points allocated to the stock price performance measure will be prorated. The 2009 performance measures, relative point values, performance thresholds and points awarded are set forth in the table below.

		Percent Change
		for Minimum/
	Available	Maximum	Points
Performance Measure	Points	Threshold	Awarded
Stock price performance	10	10%/20%	0
Stock price performance vs. peer group	10	0%/10%	0
Growth in earnings per share	10	10%/20%	7
Growth in cash flow per share	10	10%/20%	0
Increase in net asset value	15	5%/10%	0
Production growth	5	10%/20%	0
Drilling success rate	5	60%/80%	5
Reserve replacement ratio	5	100%/200%	0
AFE performance	5	10%/15%	5
Discretionary	25	—	25

Total	100		42

     The committee has established, under the Annual Cash Bonus Plan, minimum, target and maximum potential annual bonuses for the named executive officers. The minimum bonus for the CEO, each Executive Vice President and each Senior Vice President is zero, the target bonus for the CEO, each Executive Vice President and each Senior Vice President is 100% of base salary, the maximum bonus for the CEO is 150% of base salary, the maximum bonus for each Executive Vice President is 135% of base salary and the maximum bonus for each Senior Vice President is 125% of base salary, provided that in each year each Executive Vice President and Senior Vice President is eligible for consideration for a maximum bonus based strictly on exemplary and extra-ordinary individual performance equal to 150% of base salary.
     In effectuating the Annual Cash Bonus Plan, the committee determines the total points earned under the Annual Cash Bonus Plan for each plan year, and applies the percentage to the total of the target amounts for each executive officer and company employee to determine the amount generally available for distribution under the Annual Cash Bonus Plan. Individual cash bonus awards for the CEO and the other named executive officers are then determined, up to the maximum bonus, based on individual performance as determined on a subjective basis by the committee, after receipt of an evaluation by and consultation with the CEO.
     Annual cash incentive awards attributable to the company’s and individual performance in 2009 were determined by the committee and distributed in February 2010. For 2009, the committee determined that the company had achieved 42 of the 100 points available under the Annual Cash Bonus Plan. The committee also determined that based on exemplary individual performance, additional adjustments to the cash bonus awards were warranted for several of the named executive officers. Accordingly, Mr. Goodson received an annual cash bonus award of approximately 60% of the target amount, or 40% of the plan maximum amount. Messrs. Zehnder, Clement and Stover received cash bonus awards of approximately 60% of the target amount, or 44% of the plan maximum amount. Mr. Green received a cash bonus award of approximately 60% of the target amount, or 48% of the plan maximum amount, and Mr. Fournerat received a cash bonus award of approximately 90% of the target amount, or 66% of the plan maximum amount. These awards were based on individual achievements and contributions towards maintaining and enhancing corporate liquidity during the economic downturn, maintaining a stable reserve and production profile while operating within cash flow, successful results related to a legal matter, substantial cost reductions in the areas of lease operating expenses, capital expenditures and general and administrative expenses, and successful completion of a public equity offering during 2009.
     Long-Term Equity Incentive Compensation. The committee provides stock or equity incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long terms interests with those of our stockholders.
     The PetroQuest Energy, Inc. 1998 Incentive Plan, as amended and restated effective May 14, 2008, which was approved by our stockholders in May 2008, provides for grants of stock options, restricted stock, performance-based awards and other stock-based awards to our CEO, other named executive officers and other employees. The committee believes that the stock option awards and restricted stock awards granted under the 1998 Incentive Plan provide a significant link between the compensation of the named executive officers and other employees on the one hand and PetroQuest’s long-term goals and stockholders’ interests on the other.
     The committee exercises its discretion each year in determining the mix between and among awards of incentive stock options, non-qualified stock options and restricted stock. In 2010, the committee determined the amount of compensation to be distributed in long-term equity incentive awards for named executive officers based on a multiple or percentage of base salary. This subjective analysis by the committee is based upon an overall review of the company’s and management’s performance and the committee’s assessment of the appropriate level of long-term equity incentive compensation. The committee does not follow a specific process or necessarily consider objective or the same factors when making its overall review of the company’s performance.
     Stock Options. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of stock options to executive officers and other key management employees. The exercise price of stock options is based on the fair market value of a share of our common stock on the date of grant, which, under our 1998 Incentive Plan, is the closing sales price on the immediately preceding business day of a share of our common stock as reported on the NYSE.
     Historically and currently, stock options granted under the 1998 Incentive Plan typically vest ratably on the first, second and third anniversaries of the grant date so that the options are fully vested after three years. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are priced at fair market value, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option. Outstanding options that have not vested are forfeited when active service with PetroQuest terminates, except in the event of death or disability.
     Restricted Stock. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of restricted stock to executive officers and other key management employees. Transfer restrictions on restricted stock lapse as to 25% of the restricted shares on each of the first, second, third and fifth anniversaries of the grant date, so that the transfer restrictions on 100% of the restricted shares lapse after five years. Restricted stock still subject to transfer restrictions will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.
     In March 2009, the committee granted restricted stock awards for 2008 performance to Mr. Goodson equal to 19.4% of his base salary, to Mr. Zehnder, who was then Executive Vice President, Chief Financial Officer and Treasurer, equal to 17.3% of his base salary at that time, to Mr. Fournerat and Mr. Stover equal to approximately 14% of their base salaries, to Mr. Clement, who was then Senior Vice President and Chief Accounting Officer, equal to approximately 8.3% of his base salary at that time, and to Mr. Green at 3.9% of his base salary. The transfer restrictions on each of the restricted stock grants lapse over five years as described above.
     In October 2009, the committee supplemented the March 2009 awards with restricted option and stock grants to our named executive officers as follows: Mr. Goodson, options to purchase 111,593 shares of common stock and 50,963 shares of restricted stock; Mr. Zehnder, options to purchase 163,916 shares of common stock and 29,190 shares of restricted stock; Mr. Fournerat, options to purchase 54,959 shares of common stock and 25,009 shares of restricted stock; Mr. Stover, options to purchase 54,959 shares of common stock and 25,009 shares of restricted stock; Mr. Clement, options to purchase 47,270 shares of common stock and 21,588 shares of restricted stock; and Mr. Green, options to purchase 14,138 shares of common stock and 6,457 shares of restricted stock. The exercise price for the options granted was the current market price of $4.95 per share. The options vest over three years as described above and the transfer restrictions on the restricted stock grants lapse over five years as described above. The value on date of grant of the March 2009 grants combined with the October 2009 grants were set at 200% of salary for Mr. Goodson, 150% of salary for Mr. Zehnder, 145% of salary for Mr. Fournerat, Mr. Stover, and Mr. Clement, and 50% of salary for Mr. Green. The combined March 2009 and October 2009 awards recognized the achievements of our named executive officers during 2008 and early 2009 and are generally consistent with the levels of annual awards in prior years in terms of value at the time of grant and the expectation of performance in the coming years, aligning the long term interests of the named executive officers with the long term interests of our stockholders.
     In February 2010, the committee granted restricted stock awards to our named executive officers as follows: Mr. Goodson, 85,920 shares; Mr. Zehnder, 56,385 shares; Mr. Fournerat, 70,686 shares; Mr. Stover, 43,561 shares; Mr. Clement, 35,442 shares; and Mr. Green, 10,654 shares. The transfer restrictions on the restricted stock grants lapse over five years as described above, except that the transfer restrictions on 27,125 of the shares granted to Mr. Fournerat lapsed on February 28, 2010. This annual grant was in recognition of the performance of the named executive officers during 2009 and was designed by the committee to recognize individual performance during the year, but also to include an element of at-risk compensation that aligns the long term interests of the named executive officers with the long term interests of our stockholders, particularly considering that the transfer restrictions applicable to the shares granted generally lapse over five years. In making the awards, the committee considered individual achievements and contributions of our named executive officers that resulted in maintaining and enhancing corporate liquidity during the economic downturn, maintaining a stable reserve and production profile while operating within cash flow, successful conclusion of a legal matter, substantial cost reductions in the areas of lease operating expenses, capital expenditures and general and administrative expenses, and successful completion of a public equity offering during 2009, as well as the number of shares available for distribution under our incentive plan to its participants, which has historically included all company personnel.
     Post-Employment Benefits. We have entered into employment and termination agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “— Named Executive Officer Compensation — Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below.

     Benefits and Executive Perquisites. As executives and employees of PetroQuest, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees, but at no cost to the named executive officers. We also provide each named executive officer with term life insurance equal to the executive’s base salary, subject to a $250,000 limit, under a company-sponsored plan at no cost to the named executive. Named executive officers are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. For those who participate, we contribute matching payments of up to 4.5% of the contributions by the named executive officer to the plan. Named executive officers also receive annual paid vacation time, sick leave, holidays and bereavement days, and are eligible to receive reimbursement of the monthly cost of a local industry-related social and professional club.
     Impact of Accounting and Tax Treatments. Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. The restricted stock awards and awards granted under the Annual Cash Bonus Plan to named executive officers do not qualify as performance-based under Section 162(m). The committee remains aware of these provisions and may in the future determine to make restricted stock grants or awards under the Annual Cash Bonus Plan whereby all or any of such awards may qualify for deductibility, but the committee has not yet adopted a formal policy with respect to qualifying compensation paid to the named executive officers for an exemption from this limitation on deductibility imposed by this section.
     Other Compensation Matters. We have not formally adopted a provision that would allow recovery of compensation in any form that was paid or granted to executive officers based on reporting of inaccurate financial results. However, it is the stated intention of the Board of Directors and senior management that to the extent any executive is complicit in fraudulent actions that substantially contributed to any misstatement of financial statements that requires a restatement, we will pursue all appropriate remedies to recover the amount of any compensation paid or granted to said individual to the extent the compensation paid or granted exceeds the amount that would have been paid or granted to said individual based on the restated financial statements.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the committee, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Charles F. Mitchell, II, M.D., Chairman
Michael L. Finch
W. J. Gordon, III
E. Wayne Nordberg
William W. Rucks, IV
Compensation Policies and Risk Management
     As described above, our restricted stock grants are typically subject to a five year vesting period and our stock options generally vest over a three year period. Our annual cash bonus plan considers several balanced factors and metrics which are appropriately weighted to minimize undue emphasis in any one area of performance. The company believes that these factors, together with a balance of cash and equity awards, and a combination of short term and long term incentives and rewards, ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.
Compensation Committee Interlocks and Insider Participation
     Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV served on the Compensation Committee in 2009. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Named Executive Officer Compensation
Summary Compensation Table. The following table summarizes the compensation of our principal executive officer and our current and former principal financial officer, as well as our other three most highly compensated executive officers, for the fiscal years ended December 31, 2009, 2008 and 2007. We refer to these individuals throughout this proxy statement as the “named executive officers.”
Summary Compensation Table
for Fiscal Years Ended December 31, 2009, 2008 and 2007

						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compen-	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	sation		Total
Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($)		($)
Charles T. Goodson	2009	500,000	0	435,839	516,285	300,000	33,928	(5)	1,786,052
Chief Executive Officer	2008	480,769	0	570,000	857,931	225,000	350,294		2,483,994
& President	2007	400,000	0	304,004	457,316	360,000	28,103		1,549,423
W. Todd Zehnder	2009	289,115	0	239,885	758,358	225,000	29,021	(6)	1,541,379
Chief Operating Officer	2008	251,679	0	226,571	341,027	155,000	203,328		1,177,605
J. Bond Clement	2009	216,442	0	161,018	218,695	165,000	20,470	(7)	781,625
Executive Vice President , Chief Financial Officer and Treasurer
Daniel G. Fournerat	2009	327,850	0	212,369	254,268	302,800	28,603	(8)	1,125,890
Executive Vice President	2008	315,437	0	277,871	418,160	150,000	433,650		1,595,118
General Counsel,	2007	243,000	0	153,899	231,519	243,000	27,916		899,334
Chief Administrative Officer and Secretary
Mark K. Stover	2009	323,946	0	212,369	254,268	202,800	127,840	(9)	1,121,223
Executive Vice President —	2008	311,434	0	273,600	411,805	150,000	589,495		1,736,334
Exploration and Development
Stephen H. Green	2009	248,000	0	52,660	65,409	148,800	588,499	(10)	1,103,368
Senior Vice President —	2008	244,700	0	164,920	70,920	112,000	1,544,469		2,137,009
Exploration	2007	225,000	0	72,674	109,326	180,000	1,291,485		1,878,485

(1)	As of December 31, 2009, the annual base salaries of Messrs. Goodson, Zehnder, Clement, Fournerat, Stover and Green were $500,000, $375,000, $275,000, $338,000, $338,000 and $248,000, respectively.

(2)	No bonus was paid to a named executive officer other than as part of a non-equity incentive plan.

(3)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards pursuant to our 1998 Incentive Plan for the fiscal years ended December 31, 2009, 2008 and 2007. Assumptions used in the calculation of these amounts are included in “Note 5 — Share Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect cash awards earned under our Annual Cash Bonus Plan. See “— Compensation Discussion and Analysis — PetroQuest’s Compensation Program — Annual Cash Incentive Compensation” above for a description of the Annual Cash Bonus Plan.

(5)	Amount for Mr. Goodson includes (i) $16,067 in matching contributions made by us under our 401(k) plan, (ii) $14,758 in medical and dental insurance premiums paid by us on his behalf, (iii) $1,880 in life insurance premiums paid by us on his behalf and (iv) $1,222 in organization dues.

(6)	Amount for Mr. Zehnder includes (i) $12,382 in matching contributions made by us under our 401(k) plan, (ii) $14,758 in medical and dental insurance premiums paid by us on his behalf and (iii) $1,880 in life insurance premiums paid by us on his behalf.

(7)	Amount for Mr. Clement includes (i) $3,831 in matching contributions made by us under our 401(k) plan, (ii) $14,758 in medical and dental insurance premiums paid by us on his behalf and (iii) $1,880 in life insurance premiums paid by us on his behalf.

(8)	Amount for Mr. Fournerat includes (i) $15,367 in matching contributions made by us under our 401(k) plan, (ii) $10,133 in medical and dental insurance premiums paid by us on his behalf, (iii) $1,880 in life insurance premiums paid by us on his behalf and (iv) $1,222 in organization dues.

(9)	Amount for Mr. Stover includes (i) a car allowance of $13,800, (ii) $12,375 in matching contributions made by us under our 401(k) plan, (iii) $14,758 in medical and dental insurance premiums paid by us on his behalf, (iv) $1,880 in life insurance premiums paid by us on his behalf, (v) $1,211 in organization dues and (vi) $83,816 of revenues in connection with overriding royalty interests. See “—

Certain Relationships and Related Transactions — Working Interest and Overriding Royalty Interest Owners” for a description of the overriding royalty interests.

(10)	Amount for Mr. Green includes (i) $11,159 in matching contributions made by us under our 401(k) plan, (ii) $14,758 in medical and dental insurance premiums paid by us on his behalf, (iii) $1,880 in life insurance premiums paid by us on his behalf, (iv) $1,222 in organization dues and (v) $559,478 of revenues in connection with overriding royalty interests. See “— Certain Relationships and Related Transactions — Working Interest and Overriding Royalty Interest Owners” for a description of the overriding royalty interests.
     Grants of Plan-Based Awards Table. The following table provides information on stock options and restricted stock granted in 2009 to each of the named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.
Grants of Plan-Based Awards
for Fiscal Year-End December 31, 2009

					All Other	All Other			Grant
					Stock	Option			Date Fair
		Estimated Possible Payouts			Awards:	Awards:	Exercise or	Closing	Value of
		Under Non-Equity			Number of	Number of	Base Price	Price on	Stock and
		Incentive Plan Awards (1)			Shares of	Securities	of Option	Grant	Option
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Date	Award
Name	Date	($)	($)	($)	Units (2)	Options (2)	($/Sh) (3)	($/Sh) (3)	($)
Charles T. Goodson	N/A	0	500,000	750,000	—	—	—	—	N/A
	03/11/2009	—	—	—	96,990	—	—	—	97,960
	10/09/2009	—	—	—	50,963	—	—	—	360,818
	10/09/2009	—	—	—	—	111,593	7.08	7.30	543,458
W. Todd Zehnder	N/A	0	375,000	506,250	—	—	—	—	N/A
	03/11/2009	—	—	—	45,391	—	—	—	45,845
	10/09/2009	—	—	—	29,190	—	—	—	206,665
	10/09/2009	—	—	—	—	163,916	7.08	7.30	798,271
J. Bond Clement	N/A	0	275,000	371,250	—	—	—	—	N/A
	03/11/2009	—	—	—	16,485	—	—	—	16,650
	10/09/2009	—	—	—	21,588	—	—	—	152,843
	10/09/2009	—	—	—	—	47,270	7.08	7.30	230,205
Daniel G. Fournerat	N/A	0	338,000	456,300	—	—	—	—	N/A
	03/11/2009	—	—	—	45,391	—	—	—	45,845
	10/09/2009	—	—	—	25,099	—	—	—	177,701
	10/09/2009	—	—	—	—	54,959	7.08	7.30	267,650
Mark K. Stover	N/A	0	338,000	456,300	—	—	—	—	N/A
	03/11/2009	—	—	—	45,391	—	—	—	45,845
	10/09/2009	—	—	—	25,099	—	—	—	177,701
	10/09/2009	—	—	—	—	54,959	7.08	7.30	267,650
Stephen H. Green	N/A	0	248,000	310,000	—	—	—	—	N/A
	03/11/2009	—	—	—	9,620	—	—	—	9,716
	10/09/2009	—	—	—	6,457	—	—	—	45,716
	10/09/2009	—	—	—	—	14,138	7.08	7.30	68,852

(1)	The amounts shown reflect possible payouts under our Annual Cash Bonus Plan. See “— Compensation Discussion and Analysis — PetroQuest’s Compensation Program — Annual Cash Incentive Compensation” above for a description of the Annual Cash Bonus Plan.

(2)	Grants of stock awards and option awards are made pursuant to our 1998 Incentive Plan.

(3)	The exercise price of option awards is based on the fair market value of a share of our common stock on the date of grant, which, under our 1998 Incentive Plan, is the closing sales price on the immediately preceding business day of a share of common stock as reported on the NYSE.
     Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table. See “— Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below for the material terms of our employment agreements with our named executive officers. See “— Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards Table for narrative disclosure with respect to those tables.

     Outstanding Equity Awards at Fiscal Year-End Table. The following table shows the number of shares covered by exercisable and unexercisable options and shares of restricted stock for which transfer restrictions had not yet lapsed held by our named executive officers on December 31, 2009.
Outstanding Equity Awards
at Fiscal Year-End December 31, 2009

Option Awards	Stock Awards
Number of	Number of	Number of
Securities	Securities	Shares or	Market Value
Underlying	Underlying	Units of	of Shares or
Unexercised	Unexercised	Stock That	Units of Stock
Options	Options	Option	Option	Have Not	That Have
(#)	(#)	Exercise Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($) (1)
Charles T. Goodson	81,159	0	11.29	08/08/2016	242,806	(2)	1,488,400
46,243	23,121	(3)	11.78	02/27/2017	—	—
34,247	68,493	(4)	16.00	03/04/2018	—	—
0	111,593	(5)	7.08	10/08/2019	—	—
W. Todd Zehnder	26,000	0	3.17	01/25/2014	105,272	(6)	645,317
15,000	0	3.21	05/11/2014	—	—
18,806	0	10.75	05/15/2016	—	—
4,697	2,348	(3)	11.78	02/27/2017	—	—
13,613	27,226	(4)	16.00	03/04/2018	—	—
0	163,916	(5)	7.08	10/08/2019	—	—
J. Bond Clement	14,000	0	4.93	10/12/2014	76,330	(7)	467,896
4,433	0	10.75	05/15/2016	—	—
6,850	13,698	(4)	16.00	03/04/2018	—	—
0	47,270	(5)	7.08	10/08/2019	—	—
Daniel G. Fournerat	30,000	0	3.13	11/30/2010	128,752	(8)	789,250
115,000	0	3.17	01/25/2014	—	—
45,000	0	3.38	05/05/2014	—	—
56,418	0	10.75	05/15/2016	—	—
23,411	11,705	(3)	11.78	02/27/2017	—	—
16,696	33,390	(4)	16.00	03/04/2018	—	—
0	54,959	(5)	7.08	10/08/2019	—	—
Mark K. Stover	8,333	0	3.38	05/05/2014	121,586	(9)	745,322
47,015	0	10.75	05/15/2016	—	—
11,055	5,527	(3)	11.78	02/27/2017	—	—
10,023	5,012	(10)	14.48	06/06/2017	—	—
16,439	32,876	(4)	16.00	03/04/2018	—	—
0	54,959	(5)	7.08	10/08/2019	—	—
Stephen H. Green	47,015	0	10.75	05/15/2016	58,858	(11)	360,800
11,055	5,527	(3)	11.78	02/27/2017	—	—
2,831	5,662	(4)	16.00	03/04/2018	—	—
0	14,138	(5)	7.08	10/08/2019	—	—

(1)	Calculated based upon the closing market price of our common stock on December 31, 2009, which was $6.13 per share.

(2)	The transfer restrictions on these shares of restricted stock will lapse as follows: 53,145 on August 9, 2011; 6,791 on February 28, 2010 and 6,792 on February 28, 2012; 9,375 on each of March 5, 2010, March 5, 2011 and March 5, 2013; 24,247 on each of March 11, 2010 and March 11, 2012; 24,248 on each of March 11, 2011 and March 11, 2014; 12,740 on October 9, 2010; and 12,471 on October 9, 2011, October 9, 2012 and October 9, 2014.

(3)	These options will vest on February 28, 2010.

(4)	These options will vest in two installments on March 5, 2010 and March 5, 2011.

(5)	These options will vest in three installments on each of October 9, 2010, October 9, 2011 and October 9, 2012.

(6)	The transfer restrictions on these shares of restricted stock will lapse as follows: 17,442 on May 16, 2011; 1,034 on February 28, 2010; 1,035 on February 28, 2012; 3,727 on each of March 5, 2010 and March 5, 2013; 3,726 on March 5, 2011; 11,347 on March 11, 2010; 11,348 on each of March 11, 2011, March 11, 2012 and March 11, 2014; 7,297 on each of October 9, 2010 and October 9, 2012; and 7,298 on each of October 9, 2011 and October 9, 2014.

(7)	The transfer restrictions on these shares of restricted stock will lapse as follows: 1,382 on May 10, 2011; 8,750 on December 6, 2011; 11,250 on each of August 10, 2010 and August 10, 2012; 1,875 on each of March 5, 2010, March 5, 2011 and March 5, 2013; 4,121 on each of March 11, 2010, March 11, 2011 and March 11, 2012; 4,122 on March 11, 2014; and 5,397 on each of October 9, 2010, October 9, 2011, October 9, 2012 and October 9, 2014.

(8)	The transfer restrictions on these shares of restricted stock will lapse as follows: 37,675 on May 16, 2011; 3,438 on each of February 28, 2010 and February 28, 2012; 4,570 on each of March 5, 2010 and March 5, 2011; 4,571 on March 5, 2013; 11,347 on March 11, 2010; 11,348 on each of March 11, 2011, March 11, 2012 and March 11, 2014; 6,274 on October 9, 2010; and 6,275 on each of October 9, 2011, October 9, 2012 and October 9, 2014.

(9)	The transfer restrictions on these shares of restricted stock will lapse as follows: 31,396 on May 16, 2011; 1,623 on February 28, 2010; 1,624 on February 28, 2012; 1,476 on June 7, 2010; 1,477 on June 7, 2012; 4,500 on each of March 5, 2010, March 5, 2011 and March 5, 2013; 11,347 on March 11, 2010; 11,348 on each of March 11, 2011, March 11, 2012 and March 11, 2014; 6,274 on October 9, 2010; and 6,275 on each of October 9, 2011, October 9, 2012 and October 9, 2014.

(10)	These options will vest in one installment on June 7, 2010.

(11)	The transfer restrictions on these shares of restricted stock will lapse as follows: 31,396 on May 16, 2011; 1,623 on February 28, 2010; 1,624 on February 28, 2012; 2,712 on March 5, 2011; 2,713 on each of March 5, 2010 and March 5, 2013; 2,405 on each of March 11, 2010, March 11, 2011, March 11, 2012 and March 11, 2014; 1,614 on each of October 9, 2010, October 9, 2011 and October 9, 2012; and 1,615 on October 9, 2014.
     Option Exercises and Stock Vested Table. The table below shows the number of shares of our common stock acquired by our named executive officers during 2009 upon the exercise of options and the vesting of restricted stock.
Option Exercises and Stock Vested
as of Fiscal Year-End December 31, 2009

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Charles T. Goodson	—	—	69,310	284,840
W. Todd Zehnder	—	—	22,203	83,390
J. Bond Clement	—	—	23,256	110,259
Daniel G. Fournerat	—	—	45,682	177,197
Mark K. Stover	—	—	38,995	152,586
Stephen H. Green	—	—	35,731	141,494
     Employment Agreements and Potential Benefits Upon Termination or Change-in-Control. We have employment agreements with our named executive officers Charles T. Goodson, W. Todd Zehnder, J. Bond Clement, Daniel G. Fournerat, Mark K. Stover and Stephen H. Green providing for annual base salaries of $500,000, $375,000, $275,000, $338,000, $338,000 and $248,000, respectively. The Board of Directors (or a committee thereof), in its discretion, may increase the base salaries based on relevant circumstances and, for each fiscal year, award an annual bonus (either pursuant to a bonus or incentive plan or program of ours or otherwise). During the term of the employment agreements, the executives are eligible to participate in all incentive, savings and retirement plans (including 401(k) plans), programs and welfare plans currently maintained or established by us for the benefit of our executive officers or employees. In addition, we are required to provide the executives with life insurance on mutually agreeable terms.
     Each of the employment agreements has a term of three years, except for Mr. Green’s, which provides for an initial term of two years, with automatic one-year renewals thereafter unless terminated. Each agreement may be terminated by the executive voluntarily, by us with or without “cause” or by the death or “disability” of the executive. The amount of compensation payable to each executive upon the occurrence of each of the foregoing events is discussed in the tables below.
     Each agreement prohibits the executive from engaging in various activities outside his employment with PetroQuest without our approval and prohibits the disclosure of confidential information. In addition, each agreement contains a non-competition agreement and non-solicitation restrictions prohibiting the executive from competing with PetroQuest or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for cause or by the executive for any reason, subject to certain exceptions.
     We have also termination agreements with Messrs. Goodson, Zehnder, Clement, Fournerat, Stover and Green providing for the payment of severance benefits upon a “change in control” and subsequent termination of the executive’s employment within two years after such “change in control” by us other than for “cause” or by the executive for “good reason.” Each of the agreements has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of any of the agreements. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to the executive’s retirement at age 65, the executive’s “total and permanent disability” or the executive’s death. We are required to reimburse the executives for all fees and expenses incurred by them in disputing any notice of termination under the agreements, in seeking to enforce the agreements or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreements. The amount of compensation payable to each executive under the agreements is discussed in the tables below.
     The following tables describe the potential payments upon termination or a change in control for Messrs. Goodson, Zehnder, Clement, Fournerat, Stover and Green.
Charles T. Goodson
Chairman of the Board, Chief Executive Officer and President

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	500,000	500,000	0	1,000,000
Annual Cash Incentive (3)	0	0	0	0	0	600,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,488,400	1,488,400	1,488,400

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	14,758	0	0	29,516
Tax Gross-up (7)	0	0	0	0	0	0

Total	0	0	514,758	1,988,400	1,488,400	3,117,916
W. Todd Zehnder
Chief Operating Officer

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	375,000	375,000	0	750,000
Annual Cash Incentive (3)	0	0	0	0	0	450,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	645,317	645,317	645,317

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	14,578	0	0	29,516
Tax Gross-up (7)	0	0	0	0	0	805,940

Total	0	0	389,578	1,020,317	645,317	2,680,773
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	275,000	275,000	0	550,000
Annual Cash Incentive (3)	0	0	0	0	0	330,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	467,896	467,896	467,896

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	14,758	0	0	29,516
Tax Gross-up (7)	0	0	0	0		550,928

Total	0	0	289,758	742,896	467,896	1,928,340

Daniel G. Fournerat
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	338,000	338,000	0	676,000
Annual Cash Incentive (3)	0	0	0	0	0	605,600
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	789,250	789,250	789,250

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	10,133	0	0	20,266
Tax Gross-up (7)	0	0	0	0	0	0

Total	0	0	348,133	1,127,250	789,250	2,091,116
Mark K. Stover
Executive Vice President— Exploration and Development

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	338,000	338,000	0	676,000
Annual Cash Incentive (3)	0	0	0	0	0	405,600
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	745,322	745,322	745,322

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	14,758	0	0	29,516
Tax Gross-up (7)	0	0	0	0	0	689,563

Total	0	0	352,758	1,083,322	745,322	2,546,001
Stephen H. Green
Senior Vice President — Exploration

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	248,000	248,000	0	496,000
Annual Cash Incentive (3)	0	0	0	0	0	297,600
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	360,800	360,800	360,800

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	14,758	0	0	29,516
Tax Gross-up (7)	0	0	0	0	0	0

Total	0	0	262,758	608,800	360,800	1,183,916

(1)	For purposes of this analysis, we assumed that the effective date of termination is December 31, 2009, the price per share of our common stock on the date of termination is $6.13 per share and that the executive’s compensation is as follows: Mr. Goodson’s base salary is equal to $500,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Zehnder’s base salary is equal to $375,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Clement’s base salary is equal to $275,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Fournerat’s base salary is equal to $338,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Stover’s base salary is equal to $338,000 and short-term incentive target opportunity is equal to 100% of base salary; and Mr. Green’s base salary is equal to $248,000 and short-term incentive target opportunity is equal to 100% of base salary.

(2)	Under “Involuntary Not for Cause Termination” and “Death or Disability,” severance is calculated as 1x base salary and is payable in equal semi-monthly installments for 12 months following the date of termination. Under “After a Change in Control,” severance is calculated as 2x base salary and is payable in a lump sum not later than the fifth day following the date of termination.

(3)	Under “After a Change in Control,” short-term incentive is calculated as 2x the executive’s most recent annual bonus, which amount is payable in a lump sum not later than the fifth day following the date of termination, plus the executive’s target bonus under the Annual Cash Bonus Plan pro rated for the plan year in which the “change in control” occurs, which amount is payable as soon as administratively feasible but in no event later than 2 1/2 months after the “change in control” occurs. See “— Compensation Discussion and Analysis — PetroQuest’s Compensation Program — Annual Cash Incentive Compensation” above for a description of the Annual Cash Bonus Plan.

(4)	Pursuant to the terms of our 1998 Incentive Plan and incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or the date immediately preceding a “change in control.”

(5)	Pursuant to the terms of our 1998 Incentive Plan and incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”

(6)	Health and Welfare Benefits Continuation is calculated as 12 months under “Involuntary Not for Cause Termination” and as 24 months under “After a Change in Control.” Benefits payable under “After a Change in Control” will be reduced to the extent substantially similar benefits are actually received by or made available to the executive by any other employer during the 24-month period at a cost to the executive that is commensurate with the cost incurred by the executive immediately prior to the executive’s date of termination, subject to certain conditions. Amounts are based on COBRA rate.

(7)	In the event that the executive becomes entitled to the severance benefits under the termination agreement or any other agreement, plan, instrument or obligation, in whatever form, of ours, including by reason of the accelerated vesting of stock options or restricted stock hereunder or thereunder, and in the event that any of such benefits will be subject to an excise tax, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of any excise tax on such benefits and any federal, state and local income tax, excise tax and FICA and Medicare withholding taxes upon such additional amount will be equal to the such benefits, subject to certain conditions.
     Securities Authorized For Issuance Under Equity Compensation Plans
     The following table sets forth information regarding our equity compensation plans as of December 31, 2009:
Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
Plan category	warrants and rights (1)	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,152,490	$8.95	909,465
Equity compensation plans not approved by security holders	0	0	0
Total	3,152,490	$8.95	909,465

(1)	Includes only options outstanding under our 1998 Incentive Plan. The total number of shares of common stock available for issuance under the 1998 Incentive Plan was equal to the greater of (i) 15% of the number of issued and outstanding shares of our common stock as of the first day of our then-current fiscal quarter or (ii) 8,000,000.

Certain Relationships and Related Transactions
     Policies and Procedures with Respect to Related Party Transactions. The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.
     Working Interest and Overriding Royalty Interest Owners. Charles T. Goodson, Stephen H. Green and Mark K. Stover, or their affiliates, are working interest owners and overriding royalty interest owners, and E. Wayne Nordberg and William W. Rucks IV are working interest owners in certain properties operated by us or in which we also hold a working interest. As working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, they are entitled to receive their proportionate share of revenues in the normal course of business.
     During the year ended December 31, 2009, in their capacities as working interest owners or overriding royalty interest owners, revenues, net of costs were disbursed to Messrs. Goodson, Green, Stover and Nordberg, or their affiliates, in the amounts of $218,000, $559,000, $64,000 and $7,000, respectively, and with respect to Mr. Rucks, costs in the amount of $43,000 were billed with no revenue disbursed. With respect to Mr. Goodson, gross revenues attributable to interests, properties or participation rights held by him prior to joining us as an officer and director on September 1, 1998 represent substantially all of the gross revenue received by him in 2009.
     Charter Aircraft. Periodically, we charter private aircraft for business purposes. During 2009, we paid approximately $13,500 to a third party operator in connection with our use of flight hours owned by Mr. Goodson through a fractional ownership arrangement with the third party operator. This amount represents the cost of the hours purchased by Mr. Goodson. We do not have an agreement or obligation to utilize this or any other aircraft arrangement.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: each of Charles T. Goodson, Daniel G. Fournerat, Arthur M. Mixon, III, Dalton F. Smith, III and W. Todd Zehnder was late in filing one Form 4 disclosing one transaction; Mark K. Stover was late in filing two Form 4s disclosing one transaction each; and William W. Rucks, IV was late in filing one Form 5 disclosing one transaction.
Other Matters
     Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2009, our Quarterly Reports on Form 10-Q and other information are available on our website (www.petroquest.com) and may also be obtained by calling (337) 232-7028 or writing to the address below:
PetroQuest Energy, Inc.
Corporate Communications
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
     The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals
     If you want us to consider including a proposal in our proxy statement for our 2011 Annual Meeting of Stockholders you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 no later than December 1, 2010.
     If you intend to present a proposal at our 2011 Annual Meeting of Stockholders, including director nominations, but you do not intend to have it included in our 2011 Proxy Statement, you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices listed above no later than March 13, 2011 and no earlier than January 12, 2011, and it must contain certain information specified in our Bylaws. If the date of PetroQuest’s 2011 Annual Meeting of Stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2010 Annual Meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.
Sincerely,
/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary
March 31, 2010

PETROQUEST ENERGY, INC. 400 E. KALISTE SALOOM RD. STE. 6000 LAFAYETTE, LA 70508 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following:1. Election of Directors Nominees 01 Charles T. Goodson 02 William W. Rucks, IV 03 E. Wayne Nordberg 04 Michael L. Finch 05 W.J. Gordon, III 06 Charles F. Mitchell, II To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000048506_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . PETROQUEST ENERGY, INC. Annual Meeting of Stockholders May 12, 2010 9:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of PetroQuest Energy, Inc. (the “Company”), revoking all prior proxies, hereby appoints Charles T. Goodson, W. Todd Zehnder and Daniel G. Fournerat, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the City Club at River Ranch, located at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, on Wednesday, May 12, 2010, at 9:00 a.m., Lafayette time, and at any postponement or adjournment of said meeting, all of the shares of the Company’s common stock in the name of the undersigned or which the undersigned may be entitled to vote. This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR the election of all of the nominees for director listed on the reverse side, FOR the ratification of Ernst & Young LLP and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any postponement or adjournment of said meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. (Continued and to be marked, dated and signed on reverse side) 0000048506_2 R2.09.05.010